As filed with the Securities and Exchange Commission on March 3, 2000

Registration No. _________

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RCONTEST.COM, INC.

(Name of small business issuer in its charter)
Georgia	5946	58-2430520
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3190 Northeast Expressway, Suite 230

Atlanta, Georgia 30341

(678) 222-0163

(Address and telephone number of principal executive offices)

3190 Northeast Expressway, Suite 230

Atlanta, Georgia 30341

(Address of principal place of business)

Michael D. Dion

Rcontest.com, Inc.

3190 Northeast Expressway, Suite 230

Atlanta, Georgia 30341

(678) 222-0163

(Name, address and telephone number of agent for service)

with a copy to:

Robert J. Mottern, Esq.

Mottern, Fisher & Rosenthal, P.C.

2300 Northlake Centre Drive, Suite 200

Tucker, Georgia 30084

(770) 496-4565

Approximate date of proposed sale to public: As soon as the registration statement is approved.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Title of each class of securities to be registered	Amount of shares to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	2,000,000	$3.00	$6,000,000	$1,584

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion. Dated March 3, 2000

PROSPECTUS

RCONTEST.COM, INC.

Common Stock

2,000,000 Shares - $3.00 Per Share

We are a Georgia corporation incorporated on December 23, 1998. Currently, we operate three Internet web sites:

  Uniquegifts.com, Inc., which markets approximately 400 items selected for their potential to be purchased as gifts for others;
  Executivemansions.com, Inc., which contains listings of high-end single family homes (over $500,000); and
  Stockmarketcontest.com, Inc., which organizes stock market contests for private investors.

This offering is being conducted on a "best efforts minimum/maximum basis" with the minimum amount of common stock required to be sold at 100,000 shares or $300,000. The minimum purchase requirement is $2,500. The offering will end on the date three hundred sixty-five (365) days from the date of this registration statement has become effective or when all of the shares offered hereby are sold. We will deliver stock certificates, attributable to shares purchased, directly to you within thirty (30) days of the closing of this offering. All subscription funds received will be held in an escrow account pending achievement of the minimum offering. (See "Plan of Distribution"). Broker fees and commissions, in addition to expenses of the offering, may be deducted from the proceeds as the offering progresses once the minimum offering is achieved.

Our stock is currently traded on the National Quotation Bureau, Inc.'s "Pink Sheets" under the symbol "RCST." Prior to this offering, there has been a limited public market for our common stock. There can be no assurance that a liquid market for our securities will develop. The offering price may not reflect the market price of our shares after the offering. The initial public offering price has been arbitrarily determined by us and bears no basis in relation to assets, book value or any other established criteria of value.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. (See "Risk Factors" and "Dilution").

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total Minimum	Total Maximum
Public Offering Price (1)	$3.00	$300,000	$6,000,000
Maximum Sales Commission (2)	$0.30	$30,000	$600,000
Proceeds to Company (3)	$2.70	$270,000	$540,000

(1) We have arbitrarily determined the offering price of the common stock and it bears no relationship to any objective criterion of value. This price does not bear any relationship to our assets, book value, historical earnings or net worth. In determining the offering price, we considered factors such as the prospects for similar companies, the previous experience of our management, our anticipated results of operations, our present financial resources and the likelihood of acceptance of this offering.

(2) We may sell common stock through sales representatives who will be licensed with us as "Agents of the Issuer." We may pay up to ten percent (10%) commission on the sale of our securities to these fully-licensed sale representatives. In addition, we will sell common stock through our officers and directors who will not receive a commission for the sale of the securities.

(3) We expect to pay expenses related to the offering in the amount of $________. These expenses include, but are not limited to, printing, advertising, accounting and legal fees and other miscellaneous items. The expenses of this offering, not including sales representative fees, shall not exceed a maximum of ten percent (10%) of the aggregate offering.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus. It does not constitute an offer to sell, or a solicitation to buy, any securities other than the shares of common stock to which it relates. In addition, it does not constitute an offer of such shares of common stock to any person in any state or jurisdiction in which such an offer is unlawful. However, during the offering period, we are required to update this prospectus to reflect any facts or events arising after the effective date of the registration statement filed with the SEC that represent a fundamental change in the information set forth in the registration statement.

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information that may be important to you. You should read the entire offering circular and its exhibits carefully, and please pay special attention to the "Risk Factors" before making any decision on the suitability of this investment.

Our Websites

Our operations consist primarily of three websites:

www.uniquegifts.com is a website which carries over 400 different products from 25 different manufacturers, all of which is selected for its potential to be purchased as gifts for family members, friends and co-workers. Examples of gifts included on the site are: autographs (movie and sports stars), humidors, desk items, stained glass, art work, pens and pencil sets, go karts, mini bikes, wine accessories, jungle gyms, Waterford crystal, saloon tavern signs, pool tables and sticks, jewelry, globes and many more items. The company continues to build relationships with manufacturers and suppliers, and plans to have over 1,000 items for sale in the future. We expect uniquegifts.com to be our main source of revenues and profits in the future.

www.executivemansions.com is a website devoted to listing luxury homes for sale. All homes must be listed for at least $500,000 in order to be eligible for sale. The Company generates revenue from this site be selling exclusive territories to brokers, who are entitled to list homes on the site and receive promotional services. The Company has signed agreements with 10 brokers who have listed over 100 homes on the site. The Company owns 60% of the entity which owns the site, with the balance held by management of the site.

www.stockmarketcontest.com is a website devoted to operating stock market contests in which investors win prizes based on their hypothetical investment performance. Currently, the company operates a contest in which investors win prizes if they achieve certain performance levels from managing three stocks over a ninety day period. We currently have approximately 2,000 registered users, and have received over 1.2 million pageviews to this website.

Our Objective

Our objective is to continue to build market awareness of our sites by marketing, promotion and alliances/cobranding arrangements with third parties. To achieve this objective, we designate as our priorities for the next twelve (12) months of operations as follows:

  develop and expand our organizational structure;
  implement an aggressive marketing campaign;
  upgrade facilities and equipment;
  Increasing traffic to our web sites;
  Continuing to build brand awareness;

We believe this offering will provide necessary growth financing and will allow us to capitalize on the potential opportunities available in this industry. We cannot guarantee our current shareholders and potential investors that we will be able to effectuate what we have described above.

Summary of Selected Financial Data

The selected financial data for the year ended December 31, 1999 has been derived from audited financial statements, including the related notes, included elsewhere in this prospectus. This financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited and audited financial statements and notes appearing elsewhere in this prospectus.
Statement of Operations Data:
Total Revenue	5,009
Cost of Goods Sold	3,015
General and Administrative Expenses	364,769
Net Income (Loss)	(362,375)
Net Income (Loss) Per Share (diluted)	($0.06)
Weighted Average Shares Outstanding	6,438,911

Balance Sheet Data:
Working Capital (deficit)	390,249
Total Assets	440,490
Long-term Debt	10,567
Total Stockholders Equity (Deficit)	419,098

CORPORATE INFORMATION

We were incorporated in Georgia in December 1998 as Uptick Consulting, Inc. We changed our corporate name to Rconstest.com, Inc. in August 1999. Our principal executive offices are located at 3190 Northeast Expressway, Suite 230, Atlanta, Georgia 30341. Our telephone number at that location is (678) 222-0163 and our email address is sales@stockmarketcontest.com. INFORMATION CONTAINED ON OUR WEB SITES DOES NOT CONSTITUTE PART OF THIS PROSPECTUS.

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk and is suitable only if you have substantial financial means, and have no need for initial liquidity in your investments. You should carefully consider, among other factors, the risks described below. Such risk factors are not meant to be an exhaustive listing of all potential risks associated with your investment into our company.

WE HAVE A HISTORY OF OPERATING LOSSES AND OUR PROJECTED LOSSES RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE OPERATIONS

Unless we generate sufficient revenues or obtain financing through this offering or another means, our operations raise substantial doubt about our ability to continue as a going concern. We have had a history of losses since inception. For the period from inception (December 23, 1998) to December 31, 1999, we had revenues of only $5,009 and a net loss of $362,375. We expect to experience operating losses in future periods. We expect to incur up-front operating costs to expand our marketing efforts, which may result in further losses. We will not be profitable until we establish a broader customer base for our services and derive substantial revenues from our sales of merchandise on our uniquegifts.com website.

BECAUSE WE HAVE ONLY BEEN IN BUSINESS FOR A SHORT PERIOD OF TIME, THERE IS LIMITED INFORMATION UPON WHICH YOU CAN EVALUATE OUR BUSINESS.

We were incorporated in December 1998 and only launched our first web site in May, 1999. Accordingly, you can only evaluate our business based on our limited operating history. As a young company, we face risks and uncertainties relating to our ability to successfully implement our business plan. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially adversely affected.

WE HAVE LOST MONEY EVERY QUARTER AND EVERY YEAR, AND WE EXPECT TO LOSE MONEY IN THE FUTURE.

IF OUR REVENUES DO NOT INCREASE SUBSTANTIALLY, WE MAY NEVER BECOME PROFITABLE. We have not generated enough revenues to exceed the substantial amounts we have spent to create, launch and enhance our web sites and to grow our business. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY NEGATIVELY IMPACT OUR STOCK PRICE.

Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to fall. You should not rely on our results of operations during any particular quarter as an indication of our results for a full year or any other quarter. Factors that may affect our quarterly results include:

-the demand for advertising on our web sites;

-the number of Internet users on, and the frequency of their use of, our web sites;

-our ability to attract and retain advertisers and electronic commerce partners;

-fees we may pay for distribution or content or other costs we may incur as we expand our operations;

-changes in rates paid for advertising on our web sites; and

-the timing and amount of our costs related to advertising sales and marketing efforts.

Our operating expenses are based in part on our expectations of our future revenues and are relatively fixed in the short term. Given our limited operating history and our difficulties in accurately estimating the user traffic historically experienced on our website, user traffic on our website is difficult to forecast accurately. Consequently, since revenues from Internet advertising will make up a significant amount of our revenues for the foreseeable future, our revenues are difficult to forecast accurately. In particular, we intend to continue to expend significant amounts to build and enhance brand awareness of our web sites. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses precede increased revenues, then our results of operations and financial condition would be materially adversely affected.

WE WILL ONLY BE ABLE TO EXECUTE OUR BUSINESS PLAN IF INTERNET USAGE GROWS.

Our business would be adversely affected if Internet usage does not grow. Internet usage may be inhibited for any of the following reasons:

-the Internet infrastructure may not be able to support the demands placed on it, and its performance and reliability may decline as usage grows;

-security and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

-privacy concerns, including those related to the ability of web sites to gather user information without the user's knowledge or consent.

WE MAY NOT BE ABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CUSTOMER DEMANDS CONTINUE TO EVOLVE.

To be successful, we must adapt to rapidly changing Internet technologies by continually enhancing our websites and introducing new services to address our users' changing demands. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to changes affecting providers of Internet services. Our business, results of operations and financial condition could be materially adversely affected if we incurred significant costs to adapt, or cannot adapt, to these changes.

THE DEVELOPMENT OF OUR BRAND IS ESSENTIAL TO OUR FUTURE SUCCESS.

If our brand marketing efforts are unsuccessful, our business, financial condition and results of operations would be materially adversely affected. In order to build our brand awareness, we must succeed in our brand marketing efforts, provide high-quality services and increase user traffic on our websites. These efforts have required, and will continue to require, significant expenses.

COMPETITION

Our revenues and earnings are affected by:

- a highly competitive Internet industry, in which a large and increasing number of websites are competing for the attention of consumers,

- a highly competitive gift industry, in which consumers already have a wide variety of established options for gifts, from traditional retailers, delivery services and other Internet sites whose focus is the gift segment,

- a highly competitive residential real estate industry, including traditional real estate brokerage firms, established firms catering to luxury homes, and internet sites concentrating on residential listings,

Many of our current and potential competitors have longer operating histories, are substantially larger and have greater financial, manufacturing, marketing, technical and other resources. They may also have greater name recognition and a larger installed base of products and services. As a result of their greater resources, many current and potential competitors may be better able to initiate and withstand significant price competition or downturns in the economy. There can be no assurance that we will be able to continue to compete effectively, and any failure to do so would have a material adverse effect on our business, financial condition and operating results. (See "Our Business - Competition").

WE MAY NOT EFFECTIVELY MANAGE OUR GROWTH.

In order to execute our business plan, we must grow significantly. This growth will place a significant strain on our personnel, management systems and resources. If we do not manage growth effectively, our business, results of operations and financial condition would be materially adversely affected. We expect that the number of our employees, including management-level employees, will continue to increase for the foreseeable future. In addition, we expect that the number of guides will continue to increase as new topic-specific sites are established. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our workforce. We must also maintain close coordination among our technical, accounting, finance, marketing, sales and editorial organizations.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS.

Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our network, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition. There are, and will be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. Please see "Business--Government Regulation and Legal Uncertainties."

IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE FUTURE ACQUISITIONS INTO OUR OPERATION, THERE COULD BE AN ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

We may acquire complementary businesses, products and technologies in the future. Some of the risks attendant to these acquisitions are:

- difficulties and expenses of integrating the operations and personnel of acquired companies into our operations while preserving the goodwill of the acquired entity;

- the additional financial resources that may be needed to fund the operations of acquired companies;

- the potential disruption of our business;

- our management's ability to maximize our financial and strategic position by incorporating acquired technology or businesses;

- the difficulty of maintaining uniform standards, controls, procedures and policies;

- the potential loss of key employees of acquired companies;

- the impairment of relationships with employees and customers as a result of changes in management; and

- increasing competition with other entities for desirable acquisition targets.

Any of the above risks could prevent us from realizing significant benefits from our acquisitions. In addition, the issuance of our common stock in acquisitions will dilute our stockholder interests, while the use of cash will deplete our cash reserves. Finally, if we are unable to account for our acquisitions under the "pooling of interests" method of accounting, we may incur significant, one-time write-offs and amortization charges. These write-offs and charges could decrease our future earnings or increase our future losses.

LACK OF AN UNDERWRITER

The common shares are being offered by our officers and directors. No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any common shares. Consequently, there is no guarantee that we are capable of selling all, or any, of the common shares.

ARBITRARY OFFERING PRICE

The offering price of the common shares has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. In determining the offering price, we considered such factors as the prospects, if any, for similar companies, the previous experience of our management team, our anticipated results of operations, our present financial resources and the likelihood of acceptance of this offering.

WE DEPEND ON OUR KEY EXECUTIVES AND WILL NEED ADDITIONAL PERSONNEL TO GROW OUR BUSINESS.

Our future success depends, in part, on the continued service of our key management personnel, particularly Mr. Michael D. Dion, our founder, Chairman, and Chief Executive Officer. We do not have key person life insurance policy on Mr. Dion's life, nor do we have an employment agreement, a noncompete agreement or a confidentiality agreement with Mr. Dion. Therefore, Mr. Dion is not contractually obligated to continue working for us, and the loss of his life or services would have a material adverse effect on our business, results of operations and financial condition. Our future success also depends on our ability to attract, retain and motivate highly skilled employees, including advertising sales personnel. Competition for employees in our industry is intense. We may be unable to attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND WE MAY BE LIABLE FORINFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

Third parties may infringe or misappropriate our patents, trademarks or other intellectual property, which could have a material adverse effect on our business, results of operations or financial condition. While we enter into confidentiality agreements with our material employees, guides, consultants and strategic partners, and generally control access to and distribution of our proprietary information, the steps we have taken to protect our intellectual property may not prevent misappropriation. In addition, we do not know whether we will be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is still evolving.

Third parties may assert infringement claims against us. From time to time in the ordinary course of business we have been, and we expect to continue to be, subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

SEASONAL FACTORS MAY AFFECT OUR QUARTERLY OPERATING RESULTS.

Seasonality of user traffic on our websites may cause our advertising revenues and traffic to fluctuate dramatically. Our principle revenue-generating website, uniquegifts.com, produces the majority of its revenue during the months of November & December. User traffic on web sites has typically declined during the summer and year-end vacation and holiday periods. We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. Similar seasonal or other patterns may develop in our business.

WE WOULD LOSE REVENUES AND INCUR SIGNIFICANT COSTS IF OUR SYSTEMS OR MATERIALTHIRD-PARTY SYSTEMS ARE NOT YEAR 2000 COMPLIANT.

The failure of our internal systems, or any material third-party systems, to be Year 2000 compliant would have a material adverse effect on our business, results of operations and financial condition. Although we have received compliance information from our material third-party vendors, we have not received compliance information from all of our third-party vendors. It is also possible that our third-party vendors were mistaken in certifying that their systems are Year 2000 compliant. As a result, we cannot be sure that our internal system, as a whole, is Year 2000 compliant. In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by those entities to be Year 2000 compliant could result in a systemic failure beyond our control, as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our websites, decrease the use of the Internet or prevent customers from accessing our websites, any of which could have a material adverse effect on our business, results of operations and financial condition. Based on the results of our Year 2000 assessment, we have determined that it is not necessary to develop a Year 2000 contingency plan. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000."

WE CANNOT PREDICT OUR FUTURE CAPITAL NEEDS AND WE MAY NOT BE ABLE TO SECUREADDITIONAL FINANCING.

We may need to raise additional funds in the future in order to fund more aggressive brand promotion or more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to make acquisitions. Any required additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand, or take advantage of acquisition opportunities, develop or enhance services, respond to competitive pressures or take advantage of acquisition opportunities, any of which could have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised by our issuing equity securities, stockholders may experience dilution of their ownership interest and the newly issued securities may have rights superior to those of the common stock. If additional funds are raised by our issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends. We currently anticipate that our net proceeds from this offering, together with currently available funds, will be sufficient to meet our anticipated needs through at least 2000. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD ADVERSELY AFFECT OUR STOCK PRICE.

Sales of a substantial number of shares of our common stock in the public market could cause the market price of our common stock to decline and could impair our ability to raise additional capital through the sale of equity securities.

As of January 31, 2000, we had 8,765,136 shares outstanding, of which 750,036 are freely transferable without restriction or registration under the Securities Act. After this offering, 2,000,000 additional shares will be freely transferable and the remaining 8,015,100 shares of common stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act. 7,527,800 shares of our common stock held by Mr. Dion were escrowed with an independent escrow agent under Georgia law pursuant to prior offering of the Company. Under Georgia law, Mr. Dion's shares may not be sold until December 9, 2001, although Mr. Dion has discretion to request leave from the Georgia Securities Commissioner to remove part or all of his shares from escrow prior to such date. From time to time, these shares will become eligible for sale, subject in most cases to the volume, holding period and other limitations of Rule 144 and Rule 701. After this offering, approximately 387,300 restricted securities held by non-affiliates will be eligible for sale from time to time under Rule 144. Sales of a large number of any of these shares could have an adverse effect on the market price for our common stock.

PROCEEDS APPLIED TO GENERAL CORPORATE PURPOSES - MANAGEMENT DISCRETION

The net proceeds of this offering will be used for working capital and general corporate purposes. Therefore, the application of the net proceeds of this offering is totally within the discretion of our management. You will be relying on our management and business judgment based only upon limited information about our specific intentions. Achieving our financial and strategic objectives cannot be guaranteed with the application of the net proceeds of this offering.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

The public offering price per share significantly exceeds the net tangible book value per share. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment. Please see "Dilution."

Our Common Stock May Become Subject to the Penny Stock Regulations

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock regulations adopted by the SEC. A penny stock generally is any equity security with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such security is provided by the exchange or system). In addition, a security will be exempt from the penny stock regulations if the issuer of such security has (i) net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000 if the issuer has been in continuous operation for less than three years; or (ii) average revenue of at least $6,000,000 for the last three years. The penny stock regulations require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the regulations, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock regulations generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock regulations. If our common stock becomes subject to the penny stock regulations, you may find it more difficult to sell your securities.

USE OF PROCEEDS

The net proceeds we will receive from the sale of the 2,000,000 shares of common stock offered by us, after deducting commissions and estimated offering expenses payable by us, will be approximately $5,400,000 at an offering price of $3.00 per share. We intend to use the net proceeds of this offering to execute our business plan and for general corporate purposes. As part of this plan, we intend to enhance the value of our brand, to expand our advertising sales efforts and to further develop other websites network. We may also explore acquisitions or minority investments.

While we may also use a portion of our proceeds for acquisitions of businesses, technologies and product offerings or minority investments in businesses, we have no present commitments or agreements relating to any acquisitions or investments. The amounts we actually spend for any of the foregoing purposes may vary significantly and will depend on a number of factors, including our future revenue, cash generated by operations, if any, and other factors described under "Risk Factors." Accordingly, management will have significant flexibility in applying our net proceeds. Pending any such use, as described above, we intend to invest the net proceeds in interest-bearing investment grade instruments. See "Risk Factors." If we are unable to successfully integrate future acquisitions into our operations, there could be an adverse effect on our business and results of operations."

PRICE RANGE OF COMMON STOCK

Since December 10, 1999, our common stock has been traded on the National Quotation Bureau, Inc.'s "pink sheets" under the symbol "RCST." The following table sets forth, for the periods indicated, the high and low sales prices per share for our common stock as reported by the National Quotation Bureau, Inc.:

1999	High	Low
1st Quarter	--	--
2nd Quarter	--	--
3rd Quarter	--	--
4th Quarter	2.25	.75
2000
1st Quarter	2.50	1.50

On February 22, 2000, the reported last sale price for our common stock was $ 2.3125 per share. As of February 22, 2000, there were approximately 102 holders of record of our common stock. This number does not include an indeterminate number of shareholders whose shares are held by brokers in "street name." The above quotations reflect inter-dealer prices, without mark-up, mark-down or commission and may not represent actual transactions.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since inception and do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business.

PLAN OF DISTRIBUTION

We are offering up to 2,000,000 shares of common stock at an offering price of $3.00 per share. We are issuing these shares according to the federal registration provisions required by the SEC and the Securities Act of 1933. Our plan of distribution will be two-tiered:

1. We may sell this offering through licensed, Series 63, personnel who will be licensed with us as "Agents of the Issuer" and/or licenses broker/dealers; and

2. We will sell this offering on a "best efforts" basis through our directors and executive officers, none of whom will receive any commissions or other form of remuneration based on the sale of the shares; and

3. We may post a copy of this prospectus on our websites, but we will only sell common stock in this offering to persons residing in states in which this offering is registered.

Consequently, there can be no assurance that any of the shares will be sold. We must sell at least 100,000 shares before we are able to utilize the net proceeds we receive from your subscription.

All proceeds from the sale of securities in this offering will be held in escrow until either:

1. the minimum offering is reached; or

2. the date three hundred sixty-five (365) days from the date of effectiveness of this offering is reached and the minimum offering is not sold.

If any of the above conditions are not met, all of the investor funds shall be returned to you in accordance with your subscription amount. Also, we face the risk that we will receive gross proceeds from this offering significantly less than the maximum amount of $6,000,000. In the event that less than all 2,000,000 shares are purchased, our opportunities would be severely diminished.

How to Subscribe

You can purchase common stock by completing and manually executing a "Subscription Agreement" (attached as Exhibit 99) and delivering it, together with your payment in full, for the shares subscribed for, to our escrow agent, Fidelity National Bank, located in Atlanta, Georgia. Your failure to pay the full subscription price will entitle us to disregard your subscription. Your subscription is not binding and will not be effective unless and until accepted by us. Within five (5) business days after receipt of your subscription, it is at our discretion to either accept or reject your subscription. Any subscriptions not accepted by us within this five (5) day period will be deemed rejected. Once we accept a subscription, it cannot be withdrawn by you. All subscription amounts must be paid in United States currency by check, bank draft or cashiers check payable to "Fidelity National Bank, Escrow Agent."

Conditions of the Offering

Our offering will expire at 5:00 p.m. Eastern Time, on the date three hundred sixty-five (365) days from the date of effectiveness of this offering (the "expiration date"), unless we extend such date. We may extend the expiration date without notice to you for up to three (3) consecutive 90-day periods. In addition, we may terminate the offering at any time during its pendency for any reason whatsoever.

TERMS OF THE OFFERING

General

We are offering 2,000,000 shares of common stock in exchange for cash at a price of $3.00 per share. The purchase price of $3.00 per share shall be paid in full upon execution and delivery of the "Subscription Agreement" attached in this prospectus as Exhibit 99. Your subscriptions are subject to acceptance by our Board of Directors, and we reserve the absolute and unqualified right to reject or reduce any subscription for any reason prior to acceptance. Once we accept a subscription, it may not be withdrawn for any reason. Furthermore, we reserve the unqualified right to terminate this offering at any time during its pendency for any reason whatsoever.

Securities Authorized	We are authorized to issue up to 40,000,000 shares of common stock.
Securities Offered	We are offering up to 2,000,000 shares in this offering.
Common Stock Outstanding

Before this offering, there were 8,765,136 shares of common stock outstanding. If all the shares are sold in this offering, there will be 10,765,136 shares of common outstanding (See "Plan of Distribution" and "Principal Shareholders."

Risks

Your purchase of the common stock of this offering involves a high degree of risk. The shares are for investment purposes only and currently only a limited, illiquid market for the shares. (See "Risk Factors" and "Dilution").

Use of Proceeds

We estimate the net proceeds from a fully subscribed offering will be approximately $5,350,000 after deducting legal, printing, commissions and other expenses. We estimate the costs to be approximately $650,000. We intend to use the net proceeds to finance current operations, for the expansion of our business, and to help finance future operations and capitalization strategy to include a possible follow-on public offering. We expect that the proceeds will be sufficient to fund our operations for the next thirty-six (36) to sixty (60) months.

Determination of the Offering Price

There has been no established public market for the shares of our common stock and we can give no assurance that an established market for such stock will develop. However, there have been occasional transactions in the common stock as a result of limited trading on the National Quotation Bureau, Inc.'s pink sheets. We have arbitrarily determined the offering price and this price is not a reflection of our book value, net worth or any other recognized criteria of value. In determining the offering price we considered:

1. past transactions in the common stock,

2. our growth and future prospects and

3. general market conditions for the sale of such securities.

If a market should develop for our securities, there is the risk that the post-offering market price will be lower than our offering price.

CAPITALIZATION

The following table sets forth, as of June 30, 1999, our cash position and capitalization:

- on an actual basis; and

- on an as adjusted basis to give effect to our sale of 2,000,000 shares in this offering at a price of $3.00 per share, after deducting underwriting fees and estimated offering expenses payable by us.

	As of Dec. 31, 1999 (audited)	Minimum Offering	Maximum Offering
Cash	$ 392,075	$ 637,075	$ 5,742,075
Notes Payable	10,567	10,567	10,567
Common Stock
Current Shareholders	781,473	781,473	781,473
Offering (net of offering expenses)	--	245,000	5,350,000
Retained Earnings	(362,375)	(362,375)	(362,375)
Total Common Stockholders' Equity	419,098	664,098	5,769,098
Total Capitalization	$ 429,665	$ 674,665	$ 5,779,665

This information should be read together with our consolidated financial statements and the notes relating to those statements appearing elsewhere in this prospectus.

DILUTION

"Dilution" represents the difference between the offering price of the shares of common stock and the net book value per share of common stock immediately after completion of the offering. "Net book value" is the amount that results from subtracting total liabilities from total assets. In this offering, the level of dilution is increased as a result of the relatively low book value of our issued and outstanding stock. Our net book value on December 31, 1999 was $419,098 or $0.048 per share.

Assuming all shares offered are sold, and in effect we receive the maximum estimated proceeds of this offering from shareholders, our net book value will be approximately $5,769,098 or $0.541 per share. Therefore, as an investor, you will suffer an immediate and substantial dilution of approximately $2.459 per share while the present stockholders of the company will receive an increase of $0.493 per share in the net tangible book value of the shares that they hold. This will result in an 81.9% dilution for purchasers of stock in this offering.

In the event that the minimum offering is achieved (the sale of 100,000 shares), our net book value will be approximately $664,098 or $0.076 per share. Therefore, as an investor, you will suffer an immediate and substantial dilution of approximately $2.924 per share while the present stockholders of the company will receive an increase of $0.028 per share in the net tangible book value of the shares they hold. This will result in a 97.5% dilution for purchasers of stock in this offering.

The following table illustrates the dilution to the purchaser of the common stock in this offering:
	Minimum Offering ($300,000)	Maximum Offering ($6,000,000)
Book value per share before offering	$ 3.00	$ 3.00
Book value per share after offering	0.072	0.541
Net increase to original shareholders	0.028	0.493
Decrease in investment to new shareholders	2.924	2.459
Dilution to new shareholders (%)	97.5%	81.9%

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Certain statements in this General Form For Registration Of Securities Of Small Business Issuer on Form 10-SB, particularly under this Item 2, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of our business to be materially different from any future results, performance or achievements, expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed herein. The words "believe", "expect", "anticipate", "seek" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date the statement was made.

Plan of Operation

We expect that our uniquegifts.com website will become our primary source of revenues and profits as our business matures. We have completed development of the website and are continuing to locate participating vendors to expand our product offerings on the website. In addition, we continue to look for opportunities to promote the website.

We have developed another website known as stockmarketcontest.com. It currently operates one stock market contest, and may develop other stock market contests in the future. Participants in the contest are not charged a fee for participating and can receive prize money based on their hypothetical stock market returns. We have not developed this website with the intent that it make a profit on a stand-alone basis. Instead, this website is designed to generate substantial traffic, which will then be used as a captive advertising source for our websites. This website did not begin operation until January 2000, but it already has over 2,000 participants. The company's plan is to continue promoting the site to generate traffic and participation in the contests, and to develop additional contest formats.

We have developed another website known as executivemansions.com. This website lists home sales from participating brokers. In order to qualify for inclusion on our website, homes must have a minimum list price of $500,000. Brokers are charged an annual fee for the right to list a certain number of homes on the website. This website is operated by a subsidiary of the company which is 40% owned by management of the website. The company's plan is to continue promoting the website nationwide to brokers, and to consumers in order to generate traffic to the website.

Results of Operations

Through December 31, 1999, we had minimal operating results. We had revenues of $5,009 for the year ended December 31, 1999 and a gross profit (revenues minus cost of sales) of $1,994 during that period. We incurred operating expenses of $364,769 during the year ended December 31, 1999 and a net loss of ($362,375). Our net loss per share was ($0.06) per share in 1999 based on weighted average shares outstanding of 6,438,911 for the year.

Substantially all of our efforts to date have been devoted to further refining our business plan, developing our websites and negotiating alliances with third parties to assist in the creation, administration and promotion of our websites. We are currently expensing all development costs as they are incurred.

Liquidity and Capital Resources

As of December 31, 1999, we had cash of $392,075 and net working capital (current assets minus current liabilities) of $390,249. All of our cash and working capital were derived from an offering under SEC Rule 504 of $750,036 which we completed in November 1999. We expect that we will continue to require significant additional capital to fund the continued development and promotion of our websites and there is no assurance that such capital will be available or that it will be available on reasonable terms.

Going Concern Qualification

Our auditors issued a "going concern" qualification on our financial statements. Because we need substantial additional capital to fund our business plan, the auditors concluded that there was substantial doubt about our ability to continue as a going concern.

Year 2000

The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer systems that uses time-sensitive software programming may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

To date we have not experienced any problem with the Year 2000 problem in our computer systems or that of our vendors. Therefore, we have determined that the costs of addressing potential problems are not expected to have a material adverse impact on the our financial position, results of operations, or cash flows in future periods.

BUSINESS OF THE COMPANY

We plan to focus on developing and promoting our unique websites to create a strong presence on the Internet. These websites will generate consumer traffic that will enable us to derive revenue from advertisements and e-commerce, as well as promote our other non-Internet divisions.

UniqueGifts.com

We anticipate that www.uniquegifts.com will be the main source of our revenues and profits. This web site is currently open for business, and carries a wide variety of merchandise that is selected for its potential to be purchased as gifts for family members, friends and co-workers. Examples of gifts included on the site are: autographs (movie and sports stars), humidors, desk items, stained glass, art work, pens and pencil sets, go karts, mini bikes, wine accessories, jungle gyms, Waterford crystal, saloon tavern signs, pool tables and sticks, jewelry, globes and many more items. We currently carry over 400 different products from 25 different manufacturers on this web site. In addition, we are continuing the process of developing relationships with manufacturers and wholesalers in order to expand its line of gift merchandise. Our plan is to increase its range of offerings to over 1,000 products.

We have developed our business plan for this web site to minimize the capital needed to operate and maintain the business. For example, we forward order information immediately to our suppliers who have the responsibility for directly shipping the merchandise to the customer, thereby enabling us to avoid the significant cost of warehouse and delivery facilities. We collect the sales price and shipping costs by charging the customer's credit card account, and then pay the supplier in the ordinary course of business. Suppliers selected by us must have the capability to drop ship orders within two days. All items will be shipped via UPS unless requested otherwise by the customer. We are also dedicated to providing superior customer service by the establishment of a customer service line where customers may call for shopping assistance or product returns.

Strategy

Our objective is to be one of the leading online retailers of unique gifts. Key elements of management's strategy include:

- Focus on the gift market. We intend to become the primary destination for consumers to purchase gifts and unique products online. The objective is to increase our market position and expand our customer base through superior implementation and strong relationships with leading manufacturers, distributors and suppliers.

- Constantly expand product lines and categories. We intend to enhance product offerings by expanding into additional gift related product categories that management believes present significant online market opportunities. We believe that offering a broader selection of products will enable us to increase sales per customer visit, encourage repeat purchases and expand the customer base.

- Build experience and brand. We intend to establish a brand identity that will provide leading manufacturers and distributors with a powerful new distribution channel consistent with their individual product identities. We intend to focus the brand campaign on selection, convenience, value, trust and service.

- Create relationships with leading gift and specialty product manufacturers. We intend to be the Internet retailer of choice for gifts and unique specialty products. We intend to create, maintain and strengthen relationships with manufacturers and suppliers as it increases the number of products offered.

- Pursue ways to increase sales. We intend to pursue new opportunities to develop sales by continually expanding into new product categories, increasing product selection, taking steps to add new customers and to promote repeat purchases.

- Provide quality service. We intend to provide quality customer service and rapid product delivery through our fulfillment facilities.

Merchandising

We believe that the breadth and depth of our online store's product selection, together with the flexibility of our online store and our range of helpful and useful shopping services, will enable us to pursue a unique merchandising strategy. Unlike store-based retail formats, our online store provides significant flexibility with regard to the organization and presentation of product selection. The following are examples of some of the Company's specific merchandising strategies.

- Special of the Week. The website contains a "Special of the Week" section that showcases certain items for 7 days. The selected items are highlighted by a quality photo on the front page of the website. More detailed information and an order form/shopping cart are available by clicking on the photo. We select these items on an individual basis when there is an increased market opportunity. These products are expected to have higher sales due to the strategic placement of the photograph.

- Special Promotions. We offer certain products on promotion at a special price. We determine which products to offer and customers receive a varying discount upon ordering. We are able to quickly adjust promotions to promote sales of these selected items.

Marketing & Promotion

We market and promote this web site through a combination of hyperlinks from other web sites and traditional advertising. We intend to continue developing a marketing and promotion strategy to build the Uniquegifts.com brand, increase customer traffic, promote the sales of new products, maximize repeat purchases and build strong customer loyalty. Our marketing and promotional activities are targeted to two types of consumers. First, towards consumers in need of a special and unique gift not found in traditional stores for a specific purpose, i.e. birthday, anniversary, Mother's Day, Father's Day, Christmas, etc. Second, we also target consumers who shop online for gifts because it's convenient, quick and secure. These marketing and promotional activities include both offline and online advertising.

Online Advertising. We plan to utilize our other web sites, ExecutiveMansion.com and StockMarketContest.com, as lead generation vehicles and has also entered into a banner advertisement agreement with CBS MarketWatch.

Affiliate Programs. We have established an affiliate program and other initiatives aimed at increasing traffic and supporting the brand development. Under the affiliate program, we pay registered affiliates a commission on sales generated via their links to our website.

Online Direct Marketing. We publish a free, weekly, online newsletter delivered by e-mail to subscribers that highlights special promotions and new products. In addition, we plan to liberally disseminate $20 gift certificates over the Internet through our affiliation with Giftpoint.com. All of our products carry a profit margin in excess of $20; therefore, we believ that the dissemination of $20 gift certificates has the potential to generate considerable publicity and traffic, which should be profitable as well.

Reminder Service. We intend to establish a free reminder service that allows customers to register important dates at our website and receive timely reminders of certain occasions where gift buying is likely. This reminder is sent by email and contains a hyperlink directly to the website homepage so the customer can immediately begin their shopping.

Fulfillment Operations

Purchases. Once the customer views the item in detail, they simply click on the "order" button and the item is placed in their virtual shopping cart. Customers view the product name and price and fill in the quantity section, if they want more than one of that item. The price (including shipping) is immediately displayed and the customer is given the option of either continuing shopping or proceeding to check out. Any item may be removed prior to check out. To complete the buying process customers click on the "to pay" button and then fill in the required shipping and billing information.

Payment. Customers must use credit cards to pay for their purchases. We currently process all credit card transactions ourselves, however we are in the process of affiliating with CyberCash to handle all credit card transactions in a secure and confidential manner. CyberCash offers merchants secure Internet credit card services for all major credit cards. All transactions are automated and encrypted for complete security. Cybercash works with financial institution partners and all services are billed to us through their financial institution. Cybercash services are billed monthly based on transaction volume ranging from $.20 to $.60 per transaction.

Shipping. We ship via UPS unless the customer requests otherwise. The customer may receive overnight delivery at customary fees. We can only offer shipping to physical address locations, not Post Office boxes.

Distribution and Fulfillment. Product inventory is owned and held by outside vendors and shipped directly from these vendors to customers. The breadth of the inventory maintained by these vendors provides us with the ability to maintain high order fill rates. We immediately transmits orders electronically to its outside vendors. Orders are shipped by these vendors directly to the customer. We continue to expand the number of direct relationships with manufacturers, suppliers, brokers, distributors and wholesalers in all the product categories.

Competition

The online commerce market is intensely competitive. Barriers to entry are minimal and current and new competitors can launch new websites at a relatively low cost. The gift industry is also very competitive.

We compete with a variety of competitors, including the following:

- Traditional retailers, such as Neiman Marcus, Nordstrom's and Macy's, carry lines of merchandise comparable to what our online store offers. In addition, a number of retailers have successfully created chains of traditional retail stores that are devoted exclusively to gift type merchandise, such as Sharper Image and Brookstone;

- Manufacturers of gift and unique products that decide to sell directly to end-customers, either through physical retail outlets or through an online store;

- Other online retailers of gift and unique products, including online service providers that feature shopping services; and

- Catalog, direct mail and multi level marketing retailers of gift type products.

We believe that the following are the principal competitive factors in our proposed market: brand recognition; selection; convenience; order delivery performance; customer service; site features and content; and price.

Certain of our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than can we. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet.

Our online competitors are particularly able to use the Internet as a marketing medium to reach significant numbers of potential customers. Finally, new technologies and the expansion of existing technologies, such as price comparison programs that select specific titles from a variety of Web sites and may direct customers to other online gift or gift-related product sellers, may increase competition.

Service Marks

We do not believe that we can receive federal trademark registration for Uniquegifts.com and therefore we have not filed for trademark protection for that mark. We plan to take steps to ensure that applicable copyright laws protect its web pages and software, but to date has not filed for copyright protection for any of its web pages or software.

StockMarketContest.com

This site is designed to organize, promote and hold stock market contests. We plan to develop multiple contests to appeal to different segments of the investing public, including contests that focus on trading over different lengths of time or on different exchanges or markets. We offer prizes based on the value of a player's portfolio at the end of a game. Prizes awarded are solicited from advertisers on the site.

Strategy

Our study of other stock market sites indicates that consumers will not pay fees to join a contest site. Accordingly, we do not plan to charge a fee to join our contests. Instead, the site will be designed and operated to generate traffic, both for advertisers on the site and for our other web sites. We have not designed this site to generate substantial profits. Instead, the principle purpose of this site will be to generate publicity and traffic for our other web sites, principally www.uniquegifts.com.

Marketing and Promotion

We plan to use a variety of means to publicize this web site, including publishing contest winners in financial publications, offering prizes and prize money donated by advertisers and sponsors, and creating a variety of innovative and unique contests to reach different segments of investors.

We have entered into a contract with The Lamar Companies for national billboard advertisements in nine major metropolitan markets. The billboard advertisements will run for six months, from January 5, 2000 until July 4, 2000 at a rate of $2,000 per month per city, excluding Atlanta, which is at a rate of $4,000 per month. The billboards measure 14 feet by 48 feet and will be placed at selected sites that have surrounding demographics consistent with active stock market investors. We have also contracted with The Lamar Companies for five rural highway billboards to run from January 5, 2000 to July 4, 2000 at a rate of $2,500 per month. Locations of the rural highway advertisements have not yet been determined.

In addition, we have entered into a contract with CBS MarketWatch (hereinafter "CBSMW") for two forms of online advertising. The contract is for both banner advertisements and sidebar advertisements on the CBSMW Network that includes the CBS MarketWatch and the BigCharts.com sites. The contract began on October 15, 1999 and runs for one year at a rate of $12,500 per month or $150,000 total. CBSMW guarantees 225,000 Sidebar Rotation Impressions per month and 233,333 ROS Impressions per month. The contract contains a value added clause for 62,500 ROS Bonus Impressions per month, for a total of over 6 million impressions throughout the year.

Competition

The online commerce market is new, rapidly evolving and intensely competitive. Barriers to entry are minimal, and current and new competitors can launch new websites at a relatively low cost. We currently compete with over 10 Internet stock market trading contest sites including Yahoo!Investment Challenge, Etrade: The Game, and AOL: Marketplayer Stock Competitions. These competing contest sites are operated in substantially the same way by crediting a player's account with up to $100,000 in fictitious money with which the participants may buy, sell and trade stocks and/or options, based on real stocks and options trading on the New York Stock Exchange, American Stock Exchange, Nasdaq, CBOE, and other major exchanges. Cash and/or other prizes are awarded at the conclusion of the particular game to the player with the highest dollar amount in their player account/portfolio.

Service Marks

We do not believe that we can receive federal trademark registration for StockMarketContest.com and therefore we have not filed for trademark protection for that mark. We plan to take steps to ensure that applicable copyright laws protect its web pages and software, but to date have not filed for copyright protection for any of our web pages or software.

ExecutiveMansions.com, Inc.

We have formed a subsidiary known as Executivemansions.com, Inc. ("ECI") to operate our website by the same name. We own 60% of ECI, and an entity controlled by management of ECI owns the remaining 40% of ECI. Under an agreement with management of ECI, the company loaned ECI $150,000 in startup capital, and licensed its ExecutiveMansions.com website and pertinent website rights (that include the right to the domain name, the common law trademark right to the website, the copyright of certain web pages utilized on the web site, and other contractual rights associated with the website) to ECI in exchange for sixty (60%) percent of the common stock of ECI.

We intend to make www.executivemansions.com into a leading source of luxury homes on the Internet. This website provides consumers the opportunity to buy and sell luxury homes (over $500,000) through the Internet.

As of February 28, 2000, the website lists approximately 500 homes located within and outside the United States. Each home listing has its own page and contains quality color photographs of both the interior and exterior of the home. Specific information regarding the number of bedrooms, bathrooms, square footage and amenities are also included in the listing. Contact information for the realtor is listed at the bottom of the page and includes the realtor's business card (when available), website address, email and telephone number. This allows interested visitors immediate access to the realtor. The listed properties are in a searchable database that is updated daily with new listings. Site visitors are able to search by location (state or foreign), price range, and/or specific required amenities such as waterfront property or a gated community. The search results come back immediately, listing all the properties in the database that meet the visitor's specifications, and more specific information is available by clicking on the photo or listing number of a certain home.

The site contains a Featured Estate section that highlights one of the homes listed on the website. The Featured Estate is pictured on the front page of the Internet site and visitors may click on the photo for the standard listing information that includes the location, price, specifics of the estate (bedrooms, baths, square footage) and any amenities, such as a pool or fireplace. Specific contact information (as listed above) for the real estate agent is also included.

We are in the process of producing a free monthly newsletter that offers subscribers home selling tips and featured columns written by successful agents and representatives in the real estate industry. The newsletter will be available by email or regular postal mail.

Realtors are encouraged to add property listings to the site, which can be accomplished by email or regular postal mail. We require two photos of the home, property specifics, and owner and realtor information. Once submitted, the new listing is posted and available for viewing on the Internet site in 1-2 days. We do not require a contract for a property to be listed.

We offer realtors the unique opportunity to have the exclusive right to list property in a specific geographic area (by city or county) for a fee of $3,500 per month. Under this arrangement, the realtor is able to post a maximum of 25 property listings from their exclusive area at one time. In addition, the realtor receives a one page advertisement in our upcoming print magazine Executive Mansions and 90 days of banner advertising on the website. In development is software that will allow realtors to update and post listings themselves, allowing for quicker and more efficient listings on the website.

Strategy

Our strategy incorporates the following key elements:

    Focus on the luxury home market. We intend to create a leading online market position in the luxury home market (over $500,000) to become the primary destination for consumers to buy or sell luxury homes online. The objective is to increase our market position and expand its customer base through superior implementation and strong relationships with real estate agents, brokers, and professionals who cater to that market segment.
    Constantly expand home listings. We intend to increase the home listings by updating and expanding the real estate listings that management believes present significant online market opportunities.

Marketing and Promotion

We market the site in two ways. First, the site is marketed as a tourist attraction for the general public to browse and look at luxury listings without leaving their home. Second, the site is a source for the buyer or seller of a luxury home to show their home or view other homes on the market. We market the web site to potential home purchasers and real estate agents by hyperlinks from other web sites, as well as traditional billboard advertising. The Company entered into a contract with The Lamar Companies on June 29, 1999 for a 10.6 x 36 rotary billboard advertisement to run for 6 months, from July 25, 1999 to January 24, 2000 at a rate of $1,000 per month.

Competition

The online commerce market is new, rapidly evolving and intensely competitive. Barriers to entry are minimal, and current and new competitors can launch new Web sites at a relatively low cost.

We compete with a variety of competitors, including the following:

Traditional real estate companies, such as ReMax and Century 21, that have listings of luxury homes comparable to what our site offers. In addition, a number of traditional real estate companies have successfully created divisions that are devoted exclusively to the sale and purchase of luxury homes; and

Other online real estate sites that feature luxury home listings.

While there are a number web sites devoted to homes for sale, very few focus exclusively on luxury homes (over $500,000). Consistent with the high-end nature of the homes listed on the web site, we have designed the site to be, in our opinion, of higher quality than competing sites, including higher quality pictures of the listed homes.

Service Marks

We have filed an application to register the service mark "ExecutiveMansions.com" with the U.S. Trademark Office. We plan to take steps to ensure that applicable copyright laws protect our web pages and software, but to date has not filed for copyright protection for any of our web pages or software.

ExecutiveLenders.com, Inc.

We recently formed a subsidiary, Executivelenders.com, Inc. ("ELI"), which we plan to operate as a home mortgage lender. We own 45% of the subsidiary and Luxury Loans for Luxury Homes, Inc., an Atlanta, Georgia based mortgage company, owns the remaining 55%. The subsidiary has filed an application with the State of Georgia to obtain a license to operate as a mortgage company. Upon receiving approval from the State of Georgia, ELI will be able to write mortgage loans. Calvin Hill, CEO and President of Luxury Loans for Luxury Homes, Inc., will be in charge of management of ELI. Mr. Hill has over 18 years experience in the mortgage industry. We and Luxury Loans for Luxury Homes, Inc. have contributed $10,000 each to ELI. In addition, ELI has entered into an agreement with ECI to have the exclusive right to advertise mortgage services in 27 states on ECI's website in consideration for issuance of 300,000 shares of common stock in ELI to ECI.

Auction Game, Inc.

We formed a subsidiary called Auction Game, Inc., of which we own 74% of the common stock. The balance of the common stock is owned by Layton Chauvin and Lisa Angelese. In participation with Mr. Chauvin and Ms. Angelese, we are developing a website to promote the "Auction Game" board game. There are no operations at this time. The website is expected to be functional by May 2000. The board game prototype is expected to be completed by June 2000. The auction game is currently under construction. The game will be based upon an auction format. We also plan to develop a CD Rom version of the game for use on personal computers.

Internet Industry Overview

The number of worldwide Internet users is projected to grow from an estimated 159.3 million in 1998 to an estimated 410.4 million by 2002. Additionally, 37.6 million United States households were on-line in 1998 and an estimated 62.6 million households are expected to be on-line in 2002.

With the emergence of the Internet as a globally accessible, fully interactive medium, many companies are increasingly conducting business electronically. Many consumers are showing strong preferences for transacting certain types of business over the Internet, rather than in person or over the telephone.

Sales by businesses to consumers over the Internet are estimated to increase from over $50 billion worldwide at the end of 1998 to approximately $1.3 trillion worldwide by the end of 2003. Additionally, sales by businesses to businesses over the Internet are estimated to increase from $43 billion worldwide in 1998 to $1 trillion by 2003. Furthermore, 70% of adult Internet users will make purchases online by the year 2002, as compared to an estimated 22% that did so in 1997. Factors driving growth in sales to both consumers and businesses over the Internet are:

    increasing familiarity with the Internet
    broadening consumer acceptance of online shopping
    increasing online distribution relationships by business
    improving online network security
    improving hardware, software, and services accessible online expanding ability of computer processing speeds

Employees

As of February 28, 2000, we have two full-time employees. None of our employees are parties to employment agreements, non-compete agreements or confidentiality agreements at this time.

Facilities

The company owns no property as of December 28, 1999. We lease approximately 289 square feet of office space at 4989 Peachtree Parkway, Norcross, Georgia 30092. The current lease expires in March 2000.

Government Regulation

E-commerce is new and rapidly changing, and federal and state regulation relating to the Internet and e-commerce is evolving. Currently, there are few laws or regulations directly applicable to the access of the Internet or e-commerce on the Internet. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services.

Additionally, the rapid growth of e-commerce may trigger the development of tougher consumer protection laws. The adoption of such laws or regulations could reduce the rate of growth of the Internet, which could potentially decrease the usage of the Company's websites or could otherwise have a material adverse effect on the Company's business. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws was adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Further, several telecommunications carriers have requested the Federal Communications Commission ("FCC") to regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet service providers and online service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically. This could result in the reduced use of the Internet as a medium for commerce, which could adversely affect the Company's business.

Legal Proceedings

We are not a party to any pending litigation or government investigation, nor is there any threatened litigation, or investigation, of which we are aware.

MANAGEMENT

The following table sets forth certain information concerning directors, executive officers and key employees of the Company.
Name	Age	Position
Michael Dion	36	Chairman, President, Chief Executive Officer and Secretary
Shane Thompson	24	Vice-President of Uniquegifts.com division

Set forth below is a summary description of the business experience of each director and officer of the Company.

Michael Dion is the founder of the Company and has been employed by the Company since its inception. Prior to forming the Company, Mr. Dion worked at JW Charles, a large NYSE brokerage firm as a stockbroker and investment banker for two years. From December of 1994 to December 1996, Mr. Dion worked at Argent Securities, an OTC brokerage firm, as a manager and stockbroker. Since 1986, Mr. Dion has been a licensed stockbroker and worked at various brokerage firms as an investment banker and manager. Mr. Dion earned his Bachelor of Arts degree in Marketing from New England College in 1984.

Shane Thompson. Since April of 1999, Mr. Thompson has been the vice president in charge of the UniqueGifts.com division. Prior to taking this position with the Company, Mr. Thompson, was a manager at Conseco Corporation from October 1998 to March 1999. Mr. Thompson worked as an Account Executive at two different finance companies during 1997 and 1998. In 1997, Mr. Thompson received his Bachelor of Science in Business Administration and a Minor in Computer Information Systems from Lee University in Cleveland, Tennessee.

The Company does not have committees, including an audit committee, compensation committee or an executive committee. None of the Company's Officers or Directors have signed an employment agreement, non-compete agreement, or confidentiality agreement.

Indemnification and Limitation of Liability

The Company's Articles of Incorporation limit the personal liability of directors to the Company and its stockholders for any breach of a duty of care to the Company, except for:

    any appropriation of a business opportunity of the Company;
    any acts or omissions which involve intentional misconduct or a knowing violation of the law;
    the types of liability set forth in O.C.G.A. Section 14-2-831;
    any transaction in which the director received a personal benefit.

The Company's Bylaws provide that the Company's officers, directors, employees and agents are entitled to indemnification from the Company to the extent provided by Georgia law for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person was or is a director, officer, employee or agent of the Company or served in another enterprise at the request of the Company, provided that the person indemnified acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and, with respect to a criminal action or proceeding, had no reason to believe his/her conduct was unlawful.

Our Bylaws provide for indemnification of officers, directors and others to the fullest extent permitted by the laws of the state of Georgia. The Company has been been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Given this information, the Company may submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final judicial decision of that issue.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our executive officers in fiscal 1999, and the compensation to be paid to our executive officers in fiscal 2000:

Name and Position	Year	Salary
Mike Dion, Chairman, President, Secretary and Director (1)	2000 1999 1998	$48,000 $29,000 $0
Shane Thompson	2000 1999 1998	$60,000 $27,000 $0
  Mr. Dion worked for several months without compensation during 1998 before the Company was in incorporated on December 23, 1998.

In addition, we have issued Mr. Thompson options to purchase 240,000 shares of common stock, of which 40,000 are exercisable immediately at $0.25 per share. The remaining 200,000 options consist of four separate options of 50,000 shares each at $1 per share, which options vest in 50,000 share increments on March 30, 2000, June 30, 2000, September 30, 2000 and December 30, 2000 so long as Mr. Thompson is still employed by us on such dates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information as of February 22, 2000, with respect to the beneficial ownership of our common stock by:

    each person who is known to be the beneficial owner of more than five percent (5.0%) of any outstanding share;
    each director and executive officer of our company; and
    all executive officers and directors as a group.

Currently, there are 8,765,136 shares issued and outstanding common stock. Please note, however, that unless otherwise specified, the named beneficial owner has, to our knowledge, sole voting and investment power.

Common Stock
Name	No. Shares beneficially Owned	Percent of Ownership Pre-Offering (1)	Percent of Ownership Post-Offering (2)
Mike D. Dion, President & CEO	7,527,800	85.9%	69.9%
Shane Thompson, VP Uniquegifts.com division (3)	90,000	0.1%	0.01%
Officers and Directors as a Group (2 persons)	7,617,800	86%	70%
  Based on a total of 8,765,136 total shares outstanding.
  Assuming all 2,000,000 shares are sold.
  Mr. Thompson's beneficial ownership includes a vested option for 40,000 shares of common stock at $0.25 per share and an unvested option for 50,000 shares of common stock at $1.00 per share which vests on March 30, 2000. Mr. Thompson's beneficial ownership does not include three unvested options to purchase 50,000 shares of common stock each, which options vest on June 30, 2000, September 30, 2000, and December 30, 2000 as long as Mr. Thompson is still employed with the Company.

STOCK OPTION PLAN

We currently do not have a formal employee stock option plan. However, our Board of Directors may institute a formal stock option plan upon the successful conclusion of the offering.

CERTAIN TRANSACTIONS

Corporate History

The Company was formed on December 23, 1998 in the State of Georgia as Uptick Consulting, Inc. On March 11, 1999, the Board of Directors increased the Company's number of authorized shares from one million to ten million, no par value. Also on March 11, 1999, the Board of Directors approved a two for one forward stock split of the Company's common stock. On August 9, 1999, the Board of Directors changed the Company's name to Rcontest.com, Inc. (hereinafter "RCI").

On September 2, 1999, the Board of Directors approved a four to one forward stock split of the Company's common stock. All share totals in this document are after giving effect to the stock splits on March 11, 1999 and September 2, 1999. On September 24, 1999, the shareholders approved a resolution to increase the number of authorized shares from ten million to forty million, no par value.

On December 6, 1999, we acquired a 50% common stock interest in ExecutiveLenders.com, Inc., a Georgia corporation. An unrelated company, Luxury Loans for Luxury Homes, Inc. owns 50% of the common stock. Mr. Dion is the Chief Executive Officer of ExecutiveLenders.com, Inc. ExecutiveLenders.com, Inc. currently has no operations; however, ExecutiveLenders.com, Inc. plans to begin operation as a mortgage brokerage once its application with the State of Georgia is approved.

On December 31, 1999, we acquired a 74% common stock interest in Auction Game, Inc., a Georgia Corporation. Two unrelated parties each own 13% of the common stock. Mr. Dion is the Chief Executive Officer of Auction Game, Inc. Auction Game, Inc. currently has no operations; however, Auction Game, Inc. is developing a board game to be known as "Auction Game."

On September 24, 1999, we acquired a 60% common stock interest in Executivemansions.com, Inc. An unrelated company, Best of Naples, Inc., owns the remaining 40% of the common stock. Two principles of Best of Naples, Inc., Ginny Lee and David Supan, are principally responsible for the day-to-day operations of Executivemansions.com, Inc. We have loaned Executivemansions.com, Inc. $150,000 to finance its initial working capital needs.

We were initially capitalized by Michael D. Dion, who acquired 7,600,000 shares in consideration for $3,000 and the contribution of all intellectual property related to Mr. Dion's preincorporation work in the business plan which is now our business.

We raised $157,550 in additional capital from in a private placement of 315,100 sharse of common stock at $0.50 per share from March to July 1999.

We raised another $750,036 in additional capital in November 1999 from an offering under SEC Rule 504 of 750,036 shares of common stock at $1 per share.

By an agreement dated January 10, 2000, we agreed to issue a consultant 300,000 shares of restricted common stock for the following consulting services: strategic planning, assisting in taking the Company public, finder merger candidates, advice on potential acquisitions, and assisting with fundraising and filings.

Related Party Transactions

None of the Company's officers, directors, key personnel or principal stockholders is related by blood or marriage.

On November 9, 1999, we loaned ECI $150,000 pursuant to a promissory note. The note calls for 7% interest per annum, simple interest until maturity with one payment due on the tenth anniversary of the note. The note also provides that the balance due on the note must be paid in full prior to ECI making any distributions to ECI stockholders.

In 1999, one of the officers of ECI loaned ECI $45,000 on an interest-free basis. The loan was repaid form the proceeds of a loan made by us to ECI in the amount of $150,000 on November 9, 1999.

During 1999, Mr. Dion made several small loans totaling $54,000 to us. All loans are evidenced by promissory notes bearing no interest. We repaid Mr. Dion from the proceeds of the SEC Rule 504 offering completed in November 1999.

In February 2000, ECI and ELI entered into an advertising agreement, under which ECI granted ELI the exclusive right to place banner ads promoting mortgage origination services in 27 states for one year. In consideration, ELI issued ECI 300,000 shares of its common stock.

DESCRIPTION OF SECURITIES

The following paragraphs describe the Common Stock of the Company.

Authorized Shares. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, no par value, of which 8,765,136 shares are currently issued and outstanding.

Dividends. Holders of shares of Common Stock are entitled to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor.

Voting Rights. Each share of Common Stock is entitled to cast one vote for each share held at all shareholders meetings for all purposes, including the Annual meeting, including election of directors. The Common Stock does not have cumulative voting rights.

Other Rights. Holders of Common Stock have no preemptive or other rights to subscribe for additional shares. There are no conversion privileges or any sinking fund provisions with respect to the Common Stock, nor is it subject to call or redemption. All outstanding shares are fully paid and non-assessable.

Transfer Agent and Registrar. The Company has engaged Corporate Stock Transfer, Inc. to serve as its transfer agent and registrar.

LEGAL MATTERS

The validity of our shares of common stock offered will be passed upon by Mottern, Fisher & Rosenthal, P.C., Atlanta, Georgia. Mottern, Fisher & Rosenthal, P.C. owns 25,000 shares of our common stock.

EXPERTS

Our audited financial statements, dated December 31, 1999, are included in this Registration Statement. These financial statements were audited by Grant Thornton, LLP. Upon the authority of these said individuals, Grant Thornton, LLP, are considered experts in accounting and auditing.

ADDITIONAL INFORMATION

Inquiries to Our Company

Prior to investing in the shares, you will have the opportunity to ask questions of and receive answers from our officers and directors concerning:

    the terms and conditions of this offering,
    our business or any other relevant matters and
    the accessibility of obtaining any additional information we may possess.

Inquiries to the SEC

We have filed with the SEC a registration statement on Form SB-2 with respect to the shares of common stock offered. This prospectus does not contain all of the information set forth in the registration statement. You can find additional information about us and our common stock in the registration statement. For example, in this prospectus we've summarized or referred to some contracts, agreements and other documents that have been filed as exhibits to the registration statement. The registration statement, including its exhibits and schedules, may be inspected without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from that office, upon payment of the applicable fees. Information about the Commission's public reference room can be obtained by calling 1-(800) SEC-0330. The registration statement, including its exhibits and schedules, are also available on the SEC's website at www.sec.gov.

We are subject to the information requirements of the Securities and Exchange Act of 1934, and accordingly will file reports, proxy statements, and other information with the SEC. These materials can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices at 500 West Madison Street, Suite #1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite #1300, New York, New York 10048. And copies of these materials can be obtained from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Some information about us is also available on the SEC's website at www.sec.gov.


CONSOLIDATED FINANCIAL STATEMENTS

AND REPORT OF INDEPENDENT

CERTIFIED PUBLIC ACCOUNTANTS

RCONTEST.COM, INC. AND SUBSIDIARY

(A Development Stage Company)

December 31, 1999


TABLE OF CONTENTS


Report of Independent Certified Public Accountants

Board of Directors

Rcontest.com, Inc.

We have audited the accompanying consolidated balance sheet of Rcontest.com, Inc. and Subsidiary as of December 31, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the period December 23, 1998 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rcontest.com, Inc. and Subsidiary as of December 31, 1999, and the consolidated results of their operations and their consolidated cash flows for the period December 23, 1998 (date of inception) to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated a small amount of revenue during the period, but is still considered in its development stage. As discussed in Note B, it is necessary for the Company to meet its financing requirements on a continuing basis and to succeed in its future operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Atlanta, Georgia

January 12, 2000


Rcontest.com, Inc. and Subsidiary

(A Development Stage Company)

CONSOLIDATED BALANCE SHEET

December 31, 1999
ASSETS
CURRENT ASSETS
Cash (Note A-3)	$ 392,075
Prepaid Expenses	2,270
Total Current Assets	394,795

EQUIPMENT & SOFTWARE (Note A-9)
Equipment	29,875
Software	17,000
46,875
Less Accumulated Depreciation & Amortization	4,937

OTHER ASSETS (Note A-6)	17,000

Total Assets	$ 453,733

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Current maturity of installment note (Note C)	$ 3,073
Accounts payable and accrued liabilities	7,752

Total Current Liabilities	10,825

NOTE PAYABLE, net of current maturity (Note C)	10,567

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; 40,000,000 shares
authorized; 8,665,136 shares, issued and outstanding	86,651
Additional paid-in capital	694,822
Accumulated deficit	(349,132)
432,341

Total Liabilities and Shareholders' Equity	$ 453,733

The accompanying notes are an integral part of this statement.


Rcontest.com, Inc. and Subsidiary

(A Development Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS

For the period December 23, 1998 (date of inception)

to December 31, 1999
Sales	$ 5,009

Cost of Goods Sold	3,015
Gross Profit	1,994

Operating Expenses
Payroll and related expenses	111,149
Website services	31,682
Advertising and promotional	93,025
Printing	34,722
Computer support and consulting	13,211
Facility rent	32,153
Other general and administrative expenses	30,646
Depreciation and amortization	4,938
351,526

Operating Loss	(349,532)

Minority interest in losses (Note A-2)	400

NET LOSS	(349,132)

Net loss per common share (Note A-8)	$(0.05)

The accompanying notes are an integral part of this statement.


Rcontest.com, Inc. and Subsidiary

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the period December 23, 1998 (date of inception)

to December 31, 1999

	Common Shares	Stock Amount	Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total
Initial issuance of no-par shares	950,000	$ 3,000	$ -	$ -	$ 3,000

Issuance of no-par shares in private placement	7,500	30,000	-	-	30,000

Stock split 2:1 effective March 24, 1999	957,500	-	-	-	-

Issuance of no par shares in private placement	63,775	127,550	-	-	127,550

Stock split 4:1 effective September 29, 1999	5,936,325	-	-	-	-

Conversion to $.01 par share	-	(81,400)	81,400	-	-

Issuance of 750,036 $0.01 par shares, net costs of $129,113	750,036	7,501	613,422	-	620,923

Net Loss for the period	-	-	-	(362,375)	(362,375)

Balance, December 31, 1999	8,665,136	$ 86,651	$694,822	$(362,375)	$419,098

The accompanying notes are an integral part of this statement.


Rcontest.com, Inc. and Subsidiary

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

For the period December 23, 1998 (date of inception)

to December 31, 1999

OPERATING ACTIVITIES
Net Loss	$(349,132)
Adjustments to reconcile net loss to net cash
Provided by operating activities:
Depreciation Expense	4,937
Changes in assets and liabilities
Prepaid expenses	(2,720)
Accounts payable and accrued liabilities	7,752

Net cash used in operating activities	(339,163)

INVESTING ACTIVITIES
Purchase of fixed assets	(46,875)
Investment in unconsolidated company	(17,000)

Net cash used in investing activities	(63,875)

FINANCING ACTIVITIES
Proceeds from issuance of capital stock	781,473
Proceeds from installment note payable	14,124
Principal payments on note	(484)

Net cash provided by financing activities	795,113

Net increase in cash	392,075
Cash, beginning of period	-

Cash, end of period	$392,075

Supplemental Disclosure

Interest paid	$ -

Income taxes paid	$ -

The accompanying notes are an integral part of this statement.


Rcontest.com, Inc. and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

1. Nature of Operations

Rcontest.com, Inc. (initially formed as Uptick Consulting, Inc.) and its subsidiary offer shopping services and real estate information to internet website users. The Company's principal source of revenue is expected to be sales of merchandise from its gift website. The Company was incorporated in December 1998 and has not generated significant revenue since inception.

2. Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its 60%-owned subsidiary, Executive Mansions.com, Inc. All material intercompany accounts and transactions have been eliminated.

Losses generated by the subsidiary have been allocated to the 40% minority shareholders to the extent of the minority investment in the subsidiary.

3. Cash Equivalents and Cash Balances

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

The Company maintains its cash balances in one financial institution located in Atlanta, Georgia. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1999, uninsured amounts held at this financial institution total $292,075. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

4. Inventories

The Company's general practice is to purchase merchandise after receiving a customer order. Certain items are purchased in bulk quantities and kept on hand. These inventories are valued at the lower of cost (first-in, first-out) or market.


Rcontest.com, Inc. and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

5. Equipment and Software

Depreciation and amortization is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Depreciation and amortization for equipment and software is calculated using the straight-line methods over the following estimated lives:
Equipment	5 years
Software	3 years

The Company capitalizes software development costs when project technical feasibility is established and concludes capitalization when the application is ready for use. Software development costs incurred prior to the establishments of technical feasibility are expensed as incurred. Software development costs for upgrades and enhancements that do not add functionality are expensed as incurred.

6. Investment in Unconsolidated Company

The Company has purchased a 7.5% interest for $17,000 in a company which plans to offer temporary computer consulting staff. The investment as of December 31, 1999 is carried at a cost.

7. Advertising Expense

The Company expenses advertising costs when the advertisement occurs.

8. Loss Per Common Share

Basic loss per common share has been calculated using the weighted average number of shares of common stock outstanding, during each period as adjusted to give effect to stock splits. Diluted loss per common share is not disclosed because the effect of the exchange or exercise of common stock equivalents would be anti-dilutive. For the ended December 31, 1999, there were 340,000 common stock options (Note G) that would potentially dilute EPS. The weighted average number of shares outstanding for the period ended December 31, 1999 was 6,438,911.


Rcontest.com, Inc. and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 1999

9. Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

10. Stock Options

The Company follows the provisions of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company has elected to account for stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting For Stock Issued to Employees, and related interpretations, as permitted by SFAS 123. Compensation expense for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock (see Note G).

Compensation expense shall be recognized for proforma purposes in the period in which the related employee services are rendered. For stock options issued to nonemployees, the issuance of stock options are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Compensation expense is recognized in the financial statements for stock options granted to nonemployees in the period in which the consideration is obtained from the nonemployee.

NOTE B - UNCERTAINTY - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company is a development stage company and has not generated significant revenue. The Company intends to raise additional working capital through equity funding in order to carry out its business plan and maintain operations. Management's plans include enhancing the value of the Company's name brand, expanding advertising sales efforts and to further develop the websites and networks.

In view of the matters described in the preceding paragraph, the Company's continued existence is dependent upon its ability to meet its financing requirements on a continuing basis, and to succeed in its future


Rcontest.com, Inc. and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 1999

NOTE B - UNCERTAINTY - GOING CONCERN (CONTINUED)

operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE C - NOTE PAYABLE

The Company has an installment note payable with a balance at December 31, 1999 of $13,640, payable in 48 monthly installments of $358 including interest at 9.99%. The note is collateralized by an automobile with a net book value of $21,967 at December 31, 1999. Future long-term maturities of this note are as follows:

2001	$ 3,395
2002	3,750
2003	3,422

$10,567

NOTE D - INCOME TAXES

The Company accounts for income taxes on the liability method, as provided by Statement of Financial Accounting Standards 109, Accounting for Income Taxes (SFAS 109). The Company and its subsidiary file separate income tax returns since the subsidiary is less than eighty percent owned.

At December 31, 1999, the Company and its subsidiary had net operating loss carryforwards of approximately $286,000 and $76,000, respectively, which will be available to offset taxable income during the carryforward period (through 2006). These net operating loss carryforwards give rise to deferred tax assets of $106,000 and $28,000, respectively, which have been fully offset by a valuation allowance as the assets do not meet the criteria that it is more likely than not they will be realized. Therefore no tax benefit is realized in the statement of operations.

NOTE E - COMMITMENTS

The Company leases office facilities and furniture under an operating lease that expires February, 2000. Rent expense under the operating lease for the period ended December 31, 1999 was approximately $40,700.


Rcontest.com, Inc. and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 1999

NOTE E - COMMITMENTS (CONTINUED)

The Company entered into a new lease for office space effective March, 2000, for $1,800 per month. Approximate future annual minimum lease payments under the new operating lease are as follows:
Fiscal Year
2000	$21,600

NOTE F - RELATED PARTY TRANSACTIONS

During 1999, the Company received loans from its President totaling $54,000. These loans were repaid, without interest, prior to December 31, 1999.

During 1999, Executive Mansions, com. Inc. ("Subsidiary") received short-term, non-interest bearing loans totaling $45,000 from the Subsidiary's Secretary. These loans were repaid prior to December 31, 1999.

The Subsidiary received three months free rent in 1999 in exchange for promotions included in a publication produced by the Subsidiary's minority shareholder. Under the rental agreement, monthly rent of $300 is due for each month such promotion is not provided. No revenue or expense has been recorded for these transactions.

NOTE G - STOCK OPTIONS AND WARRANTS

The Company does not have a stock option plan but has issued options to an employee to purchase 240,000 shares of common stock. These options are accounted for under APB Opinion 25 and related interpretations. Options for 40,000 shares are exercisable immediately at $0.25 per share. The remaining 200,000 options consist of four separate options of 50,000 each at $1.00 per share, which options vest in 50,000 share increments on March 30, 2000, June 30, 2000, September 30, 2000 and December
30, 2000 as long as the holder is still an employee on such dates.

The Company also issued a warrant to an employee to purchase 100,000 shares of common stock for $0.25 per share. The employee subsequently left the Company and assigned the warrant to a third party who exercised the warrant in full on January, 2000. The warrant has also been accounted for under APB Opinion 25 and related interpretations.


Rcontest.com, Inc. and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 1999

NOTE G - STOCK OPTIONS AND WARRANTS (Continued)

The options and warrant ("options") are exercisable at not less than the market value of the Company's stock on the date of the grant. No compensation cost has been recognized for options issued. The Company uses the intrinsic value method in accounting for its stock options. Had compensation cost for the Company's stock options been determined based on the fair value of the stock option at the grant date, the Company's net loss and net loss per share would have resulted in the pro forma amounts indicated below:

		1999
Net Loss	As Reported	$(349,132)
	Pro forma	(427,486)

Net Loss per common share	As reported	$ (.05)
Basic	Pro forma	(.07)

The fair value of each option grant is estimated on the date of grant using the fair value method with the following weighted-average assumptions used for grants in 1999: expected dividend yield of zero percent; expected risk-free interest rate of 6 percent; expected volatility of 300%; and expected life of 1.7 years.

A summary of the status of the Company's stock options as of December 31, 1999 and changes during the year ended is presented below:

	1999
	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	-	$ -
Granted	340,000	0.25
Exercised	-	-
Expired	-	-
Forfeited	-	-

Outstanding at end of year end	340,000	$0.25

Options exercisable at year end		140,000

Weighted-average fair value of options granted		$0.25


Rcontest.com, Inc. and Subsidiary

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 1999

 NOTE G - STOCK OPTIONS AND WARRANTS (Continued)

The following table summarizes information for stock options outstanding at December 31, 1999:
	Range of exercise prices	Number outstanding	Weighted-average remaining contractual life (years)	Weighted-average exercise price

1999	$.025	340,000	1.7	$0.25

NOTE H - SUBSEQUENT EVENTS

In January, 2000, the Company made investments in two additional ventures. The Company purchased a 50% interest in Executivelenders.com, Inc. for $10,000. The Company also completed its purchase of a 74% interest in Auction Game, Inc. for $740. These new investees are in the development stage and have not engaged in any principal business activities.

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RCONTEST.COM, INC.

2,000,000 SHARES OF COMMON STOCK

$3.00 PER SHARE

MARCH __, 2000

No dealer, salesman or other person is authorized to give any information or make any information or make any representations not contained in this Prospectus with respect to the offering made hereby. This Prospectus does not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to whom it is unlawful to make such an offer. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the information set forth herein or in the business of the Company since the date hereof.

TABLE OF CONTENTS

PROSPECTUS

About this Prospectus..............................................

Prospectus Summary.................................................

Corporate Information..............................................

Risk Factors.......................................................

Use of Proceeds....................................................

Price Range of Common Stock .......................................

Dividend Policy....................................................

Plan of Distribution...............................................

Terms of the Offering..............................................

Capitalization.....................................................

Dilution...........................................................

Management's Discussion and Analysis

or Plan of Operation..............................................

Business of the Company............................................

Management.........................................................

Executive Compensation.............................................

Security Ownership of certain Beneficial

Owners and Management............................................

Certain Transactions... ...........................................

Description of Securities..........................................

Legal Matters......................................................

Experts............................................................

Additional Information.............................................

Financial Statements...............................................

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

The Company's Articles of Incorporation limit the personal liability of directors to the Company and its stockholders for any breach of a duty of care to the Company, except for:

  any appropriation of a business opportunity of the Company;
  any acts or omissions which involve intentional misconduct or a knowing violation of the law;
  the types of liability set forth in O.C.G.A. Section 14-2-831;
  any transaction in which the director received a personal benefit.

The Company's Bylaws provide that the Company's officers, directors, employees and agents are entitled to indemnification from the Company to the extent provided by Georgia law for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person was or is a director, officer, employee or agent of the Company or served in another enterprise at the request of the Company, provided that the person indemnified acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and, with respect to a criminal action or proceeding, had no reason to believe his/her conduct was unlawful.

Our Bylaws provide for indemnification of officers, directors and others to the fullest extent permitted by the laws of the state of Georgia. The Company has been been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Given this information, the Company may submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final judicial decision of that issue.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses payable by the Company in connection with this offering (excluding commissions):
Nature of Expenses	Amount (1)
SEC Registration Fee	1,584
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	12,000
Printing Expenses	3,000
Blue Sky Qualification Fees and Expenses	2,416
Transfer Agent's Fee	1,000
TOTAL	30,000

(1) The amounts set forth above, except for the SEC fees, are in each case estimated.

Item 26. Recent Sales of Unregistered Securities

Since formation of the Company on December 23, 1998, the Company has issued unregistered securities to a limited number of persons, as described below:

All share amounts have been adjusted to give effect to a two for one stock split effective on March 24, 1999, and a four for one stock split effective on September 2, 1999.

On December 23, 1998, the Company issued 7,600,000 shares of common stock to Michael D. Dion for $3,000 and the contribution of all intellectual property rights of Mr. Dion relating to the preincorporation business plan of Mr. Dion which was adopted by the Company, including any trade or service marks, tradenames, copyrights, or patents. The Company believes the transaction was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") in accordance with Rule 701 and Section 4(2) thereunder.

From March 12, 1999 to August 3, 1999, the Company completed an offering of 315,100 shares of common stock to eighteen (18) unaffiliated investors in accordance with Regulation D, Rule 505 or 506, for $0.50 per share. None of the investors were officers or directors of the Company. The Company filed a Form D Notice, provided the investors with a business plan which the Company believes complied with the information requirements of Rule 502(b), and obtained written representations from the investors that they were suitable for an investment in the Company. The following table sets forth certain information about the investors in this offering:
Name of Purchaser	Date of Sale	No. of Shares	Amount Invested
Donald Matthews	3/12/99	40,000	$20,000
Lucy Hardwick	3/19/99	20,000	$10,000
Thomas Ehlers	3/25/99	100,000	$50,000
Charles S. Hawkins & Kathy L. Hawkins	3/25/99	20,000	$10,000
John C. Paisley	3/31/99	10,000	$5,000
Lewis A. Regenstein	3/25/99	5,000	$2,500
James Buford Salmon	4/20/99	20,000	$10,000
Jeff Fairbrother	6/15/99	5,000	$2,500
Michael J. Stoner	6/21/99	10,000	$5,000
Richard C. Rutherford	6/21/99	5,000	$2,500
Kevin and Sherrill Rutherford	6/30/99	16,900	$8,450
Wayne and Denise Milner	7/2/99	9,200	$4,600
John D'Aversa	7/11/99	12,000	$6,000
Tom Overstreet	7/11/99	16,000	$8,000
Andrea and Brian Fowler	7/7/99	5,000	$2,500
Robert M. Soule	7/15/99	5,000	$2,500
Dennis H. Fowler	8/3/99	8,000	$4,000
Thomas Kobe	7/20/99	8,000	$4,000
Totals:		315,100	$157,550

On November 17, 1999, the Company completed an offering of 750,036 shares of common stock to thirty four (34) unaffiliated investors in accordance with Regulation D, Rule 504(b)(1)(iii), for $1 per share. The Malachi Group, Inc., a licensed broker/dealer, acted as underwriter, and received a comission equal to 10% of the amount received, or $75,000. In addition, The Malachi Group, Inc. received warrants to purchase 60,000 shares of common stock at $1.00 per share. The Company filed a Form D Notice regarding the offering, was not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, was not an investment company or a development stage company with no specific business plan, and used offering materials which were approved by the State of Georgia, Securities & Business Regulation Department, pursuant to O.C.G.A. Section 10-5-5(e) on October 14, 1999. The following table sets forth certain information about the investors in this offering:
Name of Purchaser	Date of Sale	No. of Shares	Amount Invested
Steve Mills	11/17/99	45,000	$45,000
Sheri Rosenthal	11/17/99	5,000	$5,000
Robert J. Mottern	11/17/99	25,000	$25,000
Jane Lamas	11/17/99	5,000	$5,000
Calvin Hill	11/17/99	17,000	$17,000
Tony Denazareth	11/17/99	35,000	$35,000
Donnie Briley	11/17/99	2,500	$2,500
Steve Young	11/17/99	10,000	$10,000
David Dyas	11/17/99	2,500	$2,500
Jim Barfield	11/17/99	5,000	$5,000
Piermont Holdings, Inc.	11/17/99	426,536	$426,536
Richard Kaufman	11/17/99	10,000	$10,000
Cynthia Stedeford	11/17/99	2,500	$2,500
Mark Stewart	11/17/99	10,000	$10,000
Don Sigler	11/17/99	20,000	$20,000
Elie Najm	11/17/99	5,000	$5,000
Alfred Covington	11/17/99	2,500	$2,500
Fred Willis	11/17/99	10,000	$10,000
Harris Mills	11/17/99	10,000	$10,000
Osman Altikulac	11/17/99	17,500	$17,500
Peter Baxter, Jr.	11/17/99	18,000	$18,000
Robert Soule	11/17/99	2,500	$2,500
Wayne Milner	11/17/99	3,000	$3,000
Denise Milner	11/17/99	5,000	$5,000
John D'Aversa	11/17/99	3,000	$3,000
Michael Stoner	11/17/99	10,000	$10,000
Thomas Kobe	11/17/99	10,000	$10,000
Kevin Rutherford	11/17/99	15,000	$15,000
Tom Overstreet	11/17/99	5,000	$5,000
Ginny Lee	11/17/99	10,000	$10,000
Nathan Lyell	11/17/99	2,500	$2,500
Total:		750,036	$750,036

In April 1999, the Company issued a warrant to former employee to purchase 100,000 shares of common stock for $0.25 per share. The Company issued the warrant in reliance on the exemption from registration provided by Rule 701 under the Securities Act. The warrant was subsequently assigned by the employee to a third party following his resignation from the Company, and that third party exercised the warrant in full on January 24, 2000 by paying the Company $25,000. The shares issued upon exercise of the warrant were issued as restricted stock in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

By an agreement dated January 10, 2000, the Company agreed to issue a consultant 300,000 shares of restricted common stock for the following consulting services: strategic planning, assisting in taking the Company public, finder merger candidates, advice on potential acquisitions, and assisting with fundraising and filings. The shares were issued in reliance on the exemption from registration provided by Section 4)2) of the Securities Act.

Item 27. Exhibits and Financial Data Schedule
Exhibit No.	Exhibit
3.1	Articles of Incorporation filed December 23, 1998
3.2	Amendment to Articles of Incorporation filed March 24, 1999
3.3	Amendment to Articles of Incorporation filed August 12, 1999
3.4	Amendment to Articles of Incorporation filed October 6, 1999
3.5	Bylaws
4	Specimen of Certificate for Common Stock
5	Opinion of Mottern, Fisher & Rosenthal, P.C. and Consent (1)
23	Consent of Grant Thornton, LLP (1)
27	Financial Data Schedule

(1) Noted exhibits are to be filed by subsequent amendment.

Item 28. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 (amended) and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Norcross, State of Georgia, on March 3, 2000.
RCONTEST.COM, INC.
Dated: March 7, 2000	/s/ Michael Dion By: Michael Dion, Chairman, Secretary, President, and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.
Dated: March 7, 2000	/s/ Michael Dion By: Michael Dion, Chairman, Secretary, President and Director